EXHIBIT 23.2



                               CONSENT OF KPMG LLP


The Board of Directors
Mobius Management Systems, Inc.

We consent to incorporation by reference in the registration statement (No. 33-57695) on Form S-8 of Mobius Management Systems, Inc. of our report dated July 25, 2001 with respect to the consolidated balance sheet of Mobius Management Systems, Inc. and subsidiaries as of June 30, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended June 30, 2001, and the related financial statement schedule, which report appears in the June 30, 2001 annual report on Form 10-K of Mobius Management Systems, Inc.


KPMG LLP

New York, NY
September 27, 2002